Exhibit 10.20

EXECUTION COPY

COX EXECUTIVE SUPPLEMENTAL PLAN

AS AMENDED AND RESTATED

JANUARY 1, 2011

COX EXECUTIVE SUPPLEMENTAL PLAN

ARTICLE 1	DEFINITIONS	1

1.1	Accrued Retirement Benefit	1

1.2	Applicable Percentage	1

1.3	Average Compensation	1

1.4	Beneficiary	2

1.5	Benefit Schedule	2

1.6	Benefit Service	2

1.7	CESP	2

1.8	Company	2

1.9	Contingent Annuitant	2

1.10	Committee	2

1.11	Disability Benefit Date	2

1.12	Disabled Participant	2

1.13	Early Retirement Date	3

1.14	Employee	3

1.15	Normal Retirement Date	3

1.16	Participant	3

1.17	Participating Company	3

1.18	Pension Plan	3

1.19	Plan Administrator	3

1.20	Plan Year	3

1.21	Separation from Service	3

1.22	Vested Date	3

1.23	Vesting Service	3

ARTICLE 2	NORMAL RETIREMENT	4

2.1	Retirement Date	4

2.2	Normal Retirement Benefit	4

	(a) General Rule	4

	(b) Special Rule for Rehired Employees	4

2.3	Safety Net Benefit	4

ARTICLE 3	EARLY RETIREMENT	5

3.1	Early Retirement Date	5

3.2	Early Retirement Benefit	5

ARTICLE 4	DISABILITY BENEFIT	5

4.1	Disability Benefit	5

4.2	Lapse of Disability Benefit	5

4.3	Reinstatement as Active Employee	6

4.4	Death	6

4.5	Preemption of Other Compensation	6

ARTICLE 5	DEATH BENEFIT	6

5.1	Pre-Retirement Death Benefit for Active Employees	6

5.2	Pre-Retirement Death Benefit for Terminated Employees	7

5.3	Post-Retirement Death Benefit	7

ARTICLE 6	VESTED BENEFIT	7

6.1	Vested Date	7

6.2	Vested Benefit	7

	(a) Reduction for Early Commencement	7

	(b) Death	8

	(c) Forfeiture	8

ARTICLE 7	NO DUPLICATION OF BENEFITS	8

ARTICLE 8	BENEFIT PAYMENT FORMS	9

8.1	Benefit Payment Forms	9

8.2	Involuntary Cash-out	9

8.3	Six-Month Payment Delay for Specified Employees	10

ARTICLE 9	SOURCE OF RECORDS AND BENEFIT PAYMENTS	10

9.1	Records	10

9.2	Participating Employer Who Pays Benefits	10

9.3	Participant List	10

9.4	Source of Benefit Payments	10

ARTICLE 10	SPECIAL PROVISIONS	10

10.1	Misconduct	10

10.2	Application for Benefits	11

- ii -

10.3	Forfeiture of Unclaimed Benefits	11

ARTICLE 11	COMMITTEE	11

11.1	General	11

11.2	Powers	11

ARTICLE 12	AMENDMENT AND TERMINATION	11

12.1	Amendment	11

12.2	Termination	12

ARTICLE 13	MISCELLANEOUS	12

13.1	Headings	12

13.2	Construction	12

13.3	Agent for Service of Process	12

13.4	Plan Administrator	12

13.5	No Assignment	12

13.6	Effect of CESP	12

13.7	Legal Competency	12

13.8	Compliance with Code Section 409A	12

- iii -

EXECUTION COPY

COX EXECUTIVE SUPPLEMENTAL PLAN

Cox Enterprises, Inc. (the “Plan Sponsor”) hereby amends and restates the Cox Executive Supplemental Plan as first adopted effective January 1, 1987. The effective date of this amended and restated CESP shall be January 1, 2011. The benefits payable under the CESP shall be effective only as to those Participants whose employment last terminated on or after January 1, 2011. The rights and benefits, if any, of a Participant whose employment last terminated before January 1, 2011 shall be determined in accordance with the provisions of the plan in effect on the last date he or she actively participated (e.g., the date employment last terminated). The primary purpose of the CESP is to provide supplemental pension benefits for a select group of management employees.

ARTICLE 1

DEFINITIONS

For purposes of the CESP, unless the context requires otherwise, the following words and phrases shall have the meanings indicated in this Article 1. All other capitalized terms used herein shall have the same meanings ascribed thereto in the Pension Plan. All references to “Articles” or “Sections” shall refer to Articles and Sections of the CESP unless specifically stated otherwise.

1.1 Accrued Retirement Benefit - means as to each Participant a monthly benefit that is equal to the Participant’s Normal Retirement Benefit computed as of any date in accordance with Section 2.2(a).

1.2 Applicable Percentage - means the percentage amount shown under the following schedule that corresponds to the Participant’s completed years of Benefit Service on the date his or her status as an Employee terminates by reason of his or her death:

Years of Benefit Service	Applicable Percentage
Less than 10	25%
10 but less than 15	30%
15 but less than 20	35%
20 but less than 25	40%
25 but less than 30	45%
30 or more	50%

1.3 Average Compensation - means a Participant’s highest average monthly Compensation (as that term is defined in the Pension Plan except without regard to the dollar limit under Section 401(a)(17) of the Code) paid by the Company to the Participant during any 60 calendar months out of the 72 consecutive calendar months (or, if employed less than 72 months, the total of the calendar months of his or her employment by the Company to a maximum of 60 months) ending with the calendar month that includes the Participant’s Normal Retirement Date, Disability Benefit Date, Early Retirement Date or Separation from Service, as applicable.

1.4 Beneficiary - means (a) the person or persons, natural or otherwise, so designated in writing by the Participant in a form provided for this purpose (and, in the event that more than one person is so designated, benefits shall be allocated equally among such persons unless another allocation method acceptable to the Committee is specified in such designation) or (b) the Participant’s estate in the event no such designation is made, no person so designated survives the Participant or no person so designated survives until the death benefit, if any, payable on behalf of the Participant under of the CESP has been paid in full.

1.5 Benefit Schedule - means the schedule of benefits, maintained by the Committee, applicable to a Participant, as determined by the Committee when the Participant was designated an Employee.

1.6 Benefit Service - means as to each Participant his or her number of Years of Benefit Service, as credited in accordance with the terms of the Pension Plan. Notwithstanding the foregoing, with respect to certain Participants designated by the Committee in its sole discretion, Benefit Service means only such Participant’s “prospective service,” meaning the number of Years of Benefit Service that was credited under the terms of the applicable Pension Plan after the date on which such Participant became eligible to participate in the CESP.

1.7 CESP - means the Cox Executive Supplemental Plan, as amended and restated as of January 1, 2011.

1.8 Company - means the Plan Sponsor and each Participating Company.

1.9 Contingent Annuitant - means an individual designated by the Participant to receive any survivor benefits payable under the joint and contingent annuity option selected by the Participant under Section 8.1(c).

1.10 Committee - means the committee described in Article 11.

1.11 Disability Benefit Date - means the first day of the first month that coincides with, or immediately follows, the date fixed by the Committee acting in its sole discretion as the date on which, in retrospect, a Participant first became a Disabled Participant.

1.12 Disabled Participant - means a Participant who has been determined to be entitled to receive long-term disability income replacement benefits from an accident and health plan sponsored by the Company (the “Disability Plan”), provided that a Participant shall not be considered a Disabled Participant unless he or she is considered to be disabled for purposes of Code Section 409A. The Committee may terminate a Participant’s designation as a Disabled Participant at any time if: (a) the Participant ceases to be entitled to long-term disability income replacement benefits under the Disability Plan; or (b) the Committee determines, based upon an examination of all of the facts and circumstances that in its discretion it deems to be relevant (including a report from one or more licensed physicians or psychiatrists, selected by the Committee), that the Participant no longer is disabled. Any such determination by the Committee shall be final.

1.13 Early Retirement Date - means the first day of the first month that coincides with, or immediately follows, the date on which a Participant has a Separation from Service, (i) before his or her Normal Retirement Date and (ii) on or after the date the Participant (a) reaches age fifty-five (55) and (b) completes ten (10) or more years of Vesting Service.

1.14 Employee - means an individual who is an employee of the Company (i) who (A) has the highest level of operational, policy or professional responsibilities, or (B) has high executive, supervisory or professional responsibility; (ii) who is so designated by Committee resolution; and (iii) whose status as such has not terminated, which status shall terminate in any period of employment on the earlier of (A) the date set by the Committee acting in its absolute discretion, (B) the date his or her employment terminates for any reason whatsoever or (C) his or her Disability Benefit Date. If an Employee’s employment with the Company terminates for any reason and he or she is reemployed by the Company, he shall not be considered an Employee for purposes of the Plan unless the Committee designates him or her as an Employee.

1.15 Normal Retirement Date - means the first day of the first month that coincides with, or immediately follows, the date on which a Participant has a Separation from Service on or after the date on which a Participant (a) reaches age sixty-five (65) and (b) completes five (5) or more years of Vesting Service.

1.16 Participant - means, an Employee or a former Employee who is receiving, or is entitled to receive, any benefit under the CESP. Each individual employed by the Company on January 1, 2011 who was a Participant in the Cox Executive Supplemental Plan on December 31, 2010, shall continue as a Participant in the CESP, subject to the provisions of the CESP. The Committee may designate certain Employees as Participants for limited purposes under the CESP.

1.17 Participating Company - means any corporation that is a member of the controlled group of corporations, as defined for purposes of Section 1563(a)(1) of the Code, the common parent of which is the Plan Sponsor, which is so designated by the Plan Sponsor.

1.18 Pension Plan - means any defined benefit plan maintained by the Plan Sponsor or one of its Affiliates under Section 401 of the Code in which a Participant participates (including the Cox Enterprises, Inc. Pension Plan).

1.19 Plan Administrator - means the Plan Sponsor.

1.20 Plan Year - means the calendar year.

1.21 Separation from Service - means a termination of employment from the Company and its Affiliates which qualifies as a Separation from Service within the meaning of Section 409A of the Code and the guidance promulgated thereunder.

1.22 Vested Date - means the date on which an Employee has completed five (5) years of Vesting Service.

1.23 Vesting Service - means as to each Participant his or her number of Years of Vesting Service, as credited in accordance with the terms of the Pension Plan.

ARTICLE 2

NORMAL RETIREMENT

2.1 Retirement Date. On his or her Normal Retirement Date a Participant shall be entitled to receive a monthly benefit commencing as of such Normal Retirement Date and continuing as of the first day of each month thereafter during his or her lifetime.

2.2 Normal Retirement Benefit.

(a) General Rule. With respect to Participants who are not covered by Section 2.2(b), the amount of each monthly “Normal Retirement Benefit” shall (subject to Article 7) be equal to the greater of:

(A) The benefit determined under the Benefit Schedule applicable to such Participant; or

(B) The benefit to which the Participant would be entitled under the Pension Plan if the term “Compensation” were applied thereunder without regard to the limit on includable compensation imposed by Section 401(a)(17) of the Code (including, if applicable, the actuarial increase required under Code Section 401(a)(9)(C)(iii) for a Participant (other than a 5-percent owner) who continues to work beyond the calendar year after the year in which he or she attains age 70 1/2).

(b) Special Rule for Rehired Employees. If a Participant (i) has a vested Accrued Retirement Benefit, (ii) Separates from Service, (iii) is subsequently rehired by the Company, and (iv) subsequently Separates from Service before benefit payments commence (under Article 2, Article 3 or Article 6) as a result of the prior Separation from Service, then the amount of each monthly Normal Retirement Benefit shall (subject to Article 7) be equal to the greater of:

(A) Such Participant’s Normal Retirement Benefit calculated in accordance with Section 2.2(a) as of such Participant’s initial date of Separation from Service; or

(B) Such Participant’s Normal Retirement Benefit calculated in accordance with Section 2.2(a) as of such Participant’s subsequent date(s) of Separation from Service.

2.3 Safety Net Benefit. Notwithstanding any other provisions of the CESP to the contrary, a Participant’s Normal Retirement Benefit at his or her Normal Retirement Date shall not be less than the greatest Accrued Retirement Benefit that could have been payable as of a prior December 31, if on such date the Participant had retired and received an Early Retirement Benefit under Article 3.

ARTICLE 3

EARLY RETIREMENT

3.1 Early Retirement Date. On his or her Early Retirement Date a Participant shall be entitled to receive a monthly benefit commencing as of such Early Retirement Date and continuing as of the first day of each month thereafter during his or her lifetime.

3.2 Early Retirement Benefit. The amount of each monthly “Early Retirement Benefit” shall (subject to Article 7) equal the Participant’s Normal Retirement Benefit, as determined in Article 2, reduced to account for early payment. The reduction shall be a percentage of the benefit equal to one-third of one percent ( 1/3%) per month, multiplied by the number of full months between the date as of which the payment of his or her Early Retirement Benefit commences and the date determined under the Benefit Schedule applicable to such Participant, with such dates calculated as if the Participant had not retired and had continued to work the same number of Hours of Service as he or she had worked prior to his or her Early Retirement Date.

ARTICLE 4

DISABILITY BENEFIT

4.1 Disability Benefit. A Disabled Participant shall be entitled to receive (subject to Section 4.2 and Article 7) a “Disability Benefit” equal to: (i) his or her normal basic salary (as in effect on the day before his or her Disability Benefit Date), for the period commencing on his or her Disability Benefit Date and continuing through the day immediately preceding the first anniversary of his or her Disability Benefit Date; and (ii) equal to sixty percent (60%) of his or her Average Compensation (determined as of his or her Disability Benefit Date), for the period commencing as of the first day of each month following the first anniversary of his or her Disability Benefit Date; provided that (iii) in determining the amount of any Disability Benefits payable to a Disabled Participant under this Section 4.1, the benefits calculated under clauses (i) and (ii) shall be offset on a dollar-for-dollar basis by the aggregate income benefits paid to the Disabled Participant under the Cox Enterprises, Inc. Long-Term Disability Plan (or any other short-term or long-term disability income benefit plan or salary continuation arrangement sponsored by the Company or any Affiliate), the Federal Social Security Administration (primary insurance benefits only), and any state and local workers’ compensation law (in each case, regardless of whether the Participant paid the premiums for any such benefits.)

4.2 Lapse of Disability Benefit. Notwithstanding other provisions of this Article 4 to the contrary, payment of a monthly Disability Benefit to a Disabled Participant will cease as of the earliest of: the Participant’s death, the date his or her designation as a Disabled Participant is terminated by the Committee, or the date the Participant attains age 65. If the Disability Benefit is terminated as a result of the Participant attaining age 65, then as of such date, the Disabled Participant will be eligible to receive a benefit under the CESP under the terms of Article 2 hereof, determined as if the Disabled Participant had retired on such date, and the Disabled Participant’s Average Compensation shall be determined as of his or her Disability Benefit Date.

4.3 Reinstatement as Active Employee. The period that begins on a Disabled Participant’s Disability Benefit Date and ends on the date his or her designation as such is terminated shall be deemed to be a leave of absence authorized by the Committee only in the event that (1) the date on which such designation is terminated coincides with the date of his or her reinstatement as an active and full-time employee of the Company, and (2) he or she is redesignated after such reinstatement as an Employee.

4.4 Death. In the event a Disabled Participant dies before the first anniversary of his or her Disability Benefit Date, his or her Beneficiary shall be entitled to receive a death benefit determined under Section 5.1 as if the Disabled Participant had been an active and full-time Employee on his or her date of death. For purposes of calculating such benefit, the Disabled Participant’s Average Compensation shall be determined as of his or her Disability Benefit Date. In the event a Disabled Participant dies on or after the first anniversary of his or her Disability Benefit Date but before 120 monthly Disability Benefit payments have been made to him or her, then his or her Beneficiary shall be entitled to receive a death benefit equal to the monthly benefits the Disabled Participant would have received for the balance of such 120 monthly Disability Benefit payments, provided that, in the event a death benefit is payable on behalf of the Disabled Participant to his or her Spouse under the Pension Plan, the amount of each of the remaining 120 monthly Disability Benefit payments shall be offset by the Actuarial Equivalent value of the monthly death benefit payable to such Spouse under the Pension Plan, whether or not such death benefit currently is being paid by the Pension Plan. The death benefit payable under this Section 4.4 shall be paid as an Actuarial Equivalent lump sum payment. Such lump sum amount will be paid on a date of the Plan Sponsor’s choice as soon as practicable after the date of the Participant’s death, and in no event later than the later of December 31 of the calendar year in which the Participant died or the 15th of the third month following the Participant’s death.

4.5 Preemption of Other Compensation. The payment of a monthly Disability Benefit under the CESP shall be in lieu of any other current compensation payment to the Disabled Participant from the Company, exclusive, however, of any benefit payments which offset the Disability Benefits under Section 4.1.

ARTICLE 5

DEATH BENEFIT

5.1 Pre-Retirement Death Benefit for Active Employees. In the event a Participant dies while an active and full-time employee, his or her Beneficiary shall receive (subject to Article 7) a lump sum benefit Actuarially Equivalent to:

(A) a series of monthly benefits, with payments that commence as of the first day of the first month that immediately follows the date of the Participant’s death and continue to be paid as of the first day of each month thereafter until a total of 120 such payments have been made on behalf of the Participant; and

(B) the amount of the monthly benefit shall equal the greater of (1) the Participant’s Applicable Percentage of his or her Average Compensation on his or her date of death, or (2) in the event a Participant dies on or after the date he or she reaches age fifty-five (55) and completes at least ten (10) years of Vesting Service, the Participant’s benefit as determined under Section 3.2 or (if otherwise eligible) Section 2.1 as if he or she had retired immediately before he or she died; provided that

(C) in the event that a death benefit is payable on behalf of a Participant to his or her Spouse under the Pension Plan, the amount of each monthly benefit payment described in clause (B) above shall be offset by the Actuarial Equivalent value of the monthly death benefit payable to such Spouse under the Pension Plan, whether or not such death benefit currently is being paid by the Pension Plan.

Such lump sum amount will be paid on a date of the Plan Sponsor’s choice as soon as practicable after the date of the Participant’s death, and in no event later than the later of December 31 of the calendar year in which the Participant died or the 15th of the third month following the Participant’s death.

5.2 Pre-Retirement Death Benefit for Terminated Employees. In the event a Participant who is entitled to an Accrued Retirement Benefit under Article 6 dies prior to the commencement of such monthly benefit, his or her Beneficiary shall receive a benefit payable under the terms of Section 5.1 as if the Participant still was an active and full-time employee on the date of his or her death. For the purpose of this Section 5.2, a Participant’s Average Compensation shall be determined as of the last date of his or her active full-time employment with the Company.

5.3 Post-Retirement Death Benefit. In the event a Participant dies after his or her benefit has commenced under Article 2, Article 3 or Article 6, no death benefit shall be payable on behalf of such Participant except to the extent he or she elected a benefit payment form under Article 8 that includes a death benefit.

ARTICLE 6

VESTED BENEFIT

6.1 Vested Date. A Participant who Separates from Service on or after his or her Vested Date but before he or she is eligible for a benefit under Article 2, Article 3 or Article 4 shall be entitled to receive (subject to Article 7) a monthly benefit equal to his or her Accrued Retirement Benefit. Such monthly benefit (a) shall commence as of the earlier of: (i) if the Participant has ten (10) or more years of Vesting Service as of the Separation from Service, the first day of the month coinciding with or immediately following the date the Participant attains age fifty-five (55), or (ii) his or her Normal Retirement Date (provided in either case that he or she is then living), and (b) shall end with the first day of the month coinciding with or immediately preceding the date he or she dies. The monthly benefit shall be paid in accordance with Article 8.

6.2 Vested Benefit.

(a) Reduction for Early Commencement. The Accrued Retirement Benefit of a Participant that, in accordance with Section 6.1, commences before his or her Normal Retirement Date shall be reduced by a fractional amount thereof, where the applicable fractions are as follows:

(A) 1/180 for each month between his or her Normal Retirement Date and the date sixty (60) months prior to his or her Normal Retirement Date; and

(B) 1/360 for each month between the date on which the benefit payment commences and the date that is sixty (60) months prior to his or her Normal Retirement Date.

(b) Death. In the event a Participant dies after his or her benefit has commenced under Article 6, no death benefit shall be payable on behalf of such a Participant except to the extent he or she elected a benefit payment form under Article 8 that includes a death benefit.

(c) Forfeiture. No retirement or death benefit whatsoever shall be payable under the CESP to, or on behalf of, a Participant whose status as an Employee terminates before his or her Vested Date unless such benefit is payable under Article 4.

ARTICLE 7

NO DUPLICATION OF BENEFITS

The benefits payable under the CESP shall not duplicate benefits payable under the Pension Plan. Therefore,

(i) no benefit shall be payable to a Participant under the CESP unless his or her monthly benefit calculated under Section 2, Section 3, Section 4 or Section 6, as applicable, exceeds the total monthly benefit payable to such Participant (and his or her beneficiary) under the Pension Plan, actuarially adjusted for whenever such benefit becomes payable;

(ii) the amount of the benefit payable to a Participant shall be equal to the excess, if any, of the monthly benefit calculated under Article 2, Article 3, Article 4 or Article 6, as applicable, over the total monthly benefit, if any, payable to such Participant (and his or her beneficiary) under the Pension Plan; and

(iii) for purposes of determining such excess:

(A) In the event the Participant’s benefit (if any) under the Pension Plan and under the CESP are payable in the form of a monthly annuity only for the lifetime of the Participant, the total benefit under the Pension Plan and the CESP shall be expressed (according to the terms of the Pension Plan) as an annuity payable monthly only for the lifetime of a Participant commencing as of the date his or her benefit is scheduled to commence under the CESP, and

(B) In the event the Participant’s benefit (if any) under the Pension Plan or under the CESP is payable in a form other than a monthly annuity only for the lifetime of the Participant, the total benefit under the Pension Plan shall be expressed, on an Actuarial Equivalent basis, in the form of the benefit payable under the CESP.

ARTICLE 8

BENEFIT PAYMENT FORMS

8.1 Benefit Payment Forms. A Participant who is eligible for the payment of a benefit under Article 2, Article 3 or Article 6 shall have the right to request the payment of such benefit in one of the benefit payment forms described in paragraph (a) through paragraph (d) below. The value of any form of benefit elected or requested by a Participant shall be the Actuarial Equivalent of his or her benefit as determined under Article 2, Article 3 or Article 6, as applicable (each of which is calculated as monthly annuity only for the lifetime of the Participant). In the event the Committee approves a Participant’s request regarding the form of payment, his or her benefits shall be paid in that form. However, in the event a Participant fails to make a timely request, or in the event the Committee does not approve a request, the Participant’s benefit shall be paid in the form described in (a) below. All benefit payments will commence at the time specified under Article 2, Article 3 or Article 6, as applicable.

(a) An annuity payable monthly only for the lifetime of the Participant.

(b) A single life annuity for the life of the Participant, which is payable in monthly installments for the life of the Participant, provided that in the event the Participant dies after the commencement of benefit payments but prior to the receipt of either 60 or 120 monthly installments, as he or she elects, the balance of such 60 or 120 installments (as applicable) shall be paid to his or her Beneficiary until a total of 60 or 120 installments (as applicable) have been paid to or on behalf of such Participant.

(C) A joint and contingent annuity, which is payable in monthly installments for the life of the Participant and thereafter for the life of his or her Contingent Annuitant, if the Contingent Annuitant survives the Participant, where (1) the identity of such Contingent Annuitant shall be established on the date benefit payments first are scheduled to commence under this form to the Participant (and thereafter shall not be changed for any reason whatsoever) and (2) the amount of the monthly annuity payable to the surviving Contingent Annuitant after the death of the Participant shall equal 50%, 75% or 100%, as the Participant elects, of the monthly annuity which was payable to the Participant during his or her lifetime.

8.2 Involuntary Cash-out. If, when a Participant Separates from Service, the Actuarial equivalent present value of the benefit payable to the Participant under Article 2, Article 3 or Article 6 (and all similar arrangements aggregated with the CESP for purposes of Code Section 409A) is $10,000 or less, then notwithstanding any other CESP provision, such present value shall be paid to the Participant in a single lump sum payment, provided the payment accompanies the termination of the entirety of the Participant’s interest in the CESP (and all similar arrangements aggregated with the CESP for purposes of Code Section 409A). Such lump sum amount will be paid on a date of the Plan Sponsor’s choice as soon as practicable after the date the Participant has Separated from Service, and in no event later than the later of December 31 of the calendar year in which occurs the Participant’s Separation from Service or the 15th day of the third month following the Participant’s Separation from Service.

8.3 Six-Month Payment Delay for Specified Employees. Notwithstanding any other provision of the CESP to the contrary, if a Participant is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) and the Company or an Affiliate has stock which is publicly traded on an established securities market, then any benefit due such Participant as a result of a Separation from Service shall commence no sooner than the first day of the seventh month after his or her Separation from Service, and to the extent payment is delayed beyond the date otherwise specified in the CESP, the payments to which such Participant otherwise would be entitled during the first six months following the Separation from Service shall be accumulated, increased by interest at the simple annual rate of six percent (6%), and paid to the Participant on the first day of the seventh month following the Separation from Service.

ARTICLE 9

SOURCE OF RECORDS AND BENEFIT PAYMENTS

9.1 Records. All records relating to the accrual and disbursement of any CESP benefits to, or on behalf of, a Participant (including a Disabled Participant), a Spouse or a Beneficiary shall be maintained by the Plan Sponsor or the Company.

9.2 Participating Employer Who Pays Benefits. All CESP benefits that have accrued by a Participant (including a Disabled Participant) shall be paid by the Company that is the Participant’s employer on the date his or her status as an Employee last terminates.

9.3 Participant List. The Committee shall at all times maintain a current list of (i) all Participants, including all Disabled Participants, all Participants whose employment was terminated after their Vested Date, and all Participants, Spouses and Beneficiaries receiving benefits under the CESP, and (ii) the Benefit Schedule applicable to each Participant.

9.4 Source of Benefit Payments. Any person who claims a benefit under the CESP shall look solely to the general assets of the entity obligated to make such payments under Section 9.2, and such person’s interest in those assets shall not be superior or senior to the claim of any general and unsecured creditor of the entity.

ARTICLE 10

SPECIAL PROVISIONS

10.1 Misconduct. If the Committee determines that any Participant (including a Disabled Participant), Spouse or Beneficiary, regardless of whether or not he or she currently is receiving benefits under the CESP, has engaged in (1) misconduct resulting in a detriment to the Company or an Affiliate, (2) dishonesty that results in financial loss to the Company or an Affiliate, (3) malicious destruction of any property of the Company or an Affiliate, or (4) a felony for which he or she is convicted and which arose out of his or her employment by the Company or an Affiliate, then the Committee may, notwithstanding any other provision in the CESP to the contrary and in accordance with uniform rules to be adopted and administered by the Committee, declare as forfeited all benefits payable to such person under the CESP.

10.2 Application for Benefits. The Committee shall adopt procedures for processing claims for benefits under the CESP.

10.3 Forfeiture of Unclaimed Benefits. In the event any benefit becomes payable under the CESP and no person has filed an application for such benefit within two (2) years after the date such benefit became payable, such benefit shall be forfeited. In the event an application has been timely filed for a benefit but the Committee is unable, through reasonable efforts, the expense of which shall not exceed two hundred dollars ($200.00), to locate the person or persons who are legally entitled to receive such benefit within two (2) years after the date such benefit became payable, then such benefit shall be forfeited.

ARTICLE 11

COMMITTEE

11.1 General. The Committee shall be appointed by, and shall serve at the pleasure of, the Board. A member of the Committee may resign at any time by delivering his or her written resignation to the Board or the Plan Sponsor’s Secretary. A member of the Committee may be a Participant, but any Participant who is a member of the Committee shall not take part in the review of any claim submitted by him or her; rather any claim submitted by a Participant who is member of the Committee shall be reviewed by one or more other members of the Committee.

The Plan Sponsor shall indemnify each member of the Committee for any liability, assessment, loss, expense or other cost of any kind or description whatsoever, including legal fees and expenses, actually incurred by a member on account of any action or proceeding, actual or threatened, which arises as a result of being a member of the Committee, provided such member always acted in good faith in the best interests of the Plan Sponsor.

11.2 Powers. The Committee shall have control over the administration of the CESP, with all powers necessary or appropriate to enable it properly to carry out its duties in this respect, including, without limitation, the discretionary authority to interpret the CESP, to designate Employees, to calculate benefits and to waive any conditions or limitations stated in the CESP. The Committee may appoint such agents as it may deem necessary or appropriate for the effective performance of its duties, and may delegate to such agents those powers and duties, whether ministerial or discretionary, which it deems expedient or appropriate. In the event any agent so appointed is not an employee of the Company, such agent’s compensation shall be fixed by the Committee and shall be paid by the Plan Sponsor.

ARTICLE 12

AMENDMENT AND TERMINATION

12.1 Amendment. The Plan Sponsor may amend the CESP in any respect, and at any time, by action of the Board, or any committee or individual delegated such authority, in the exercise of its sole discretion. Any such amendment automatically shall be binding on each Participating Company.

12.2 Termination. The Plan Sponsor reserves the right to terminate and liquidate the CESP at any time and to cease the accrual of benefits hereunder; provided that such termination shall not accelerate the payment of any benefits under the CESP except to the extent permitted by Section 409A of the Code.

ARTICLE 13

MISCELLANEOUS

13.1 Headings. The headings and subheadings in the CESP have been inserted for convenience of reference only and are to be ignored in any construction of the CESP provisions.

13.2 Construction. In the construction of the CESP, the singular shall include the plural in all cases in which such meaning would be appropriate. The CESP shall be construed in accordance with the laws of the State of Georgia.

13.3 Agent for Service of Process. The agent for service of process for the CESP shall be the person currently listed in the records of the Secretary of State of Georgia as the agent for service of process for the Plan Sponsor.

13.4 Plan Administrator. The Plan Sponsor shall be the “plan administrator” of the CESP for purposes of compliance with ERISA’s reporting and disclosure requirements.

13.5 No Assignment. The benefits provided under the CESP may not be alienated, encumbered or assigned by a Participant (including a Disabled Participant), a Spouse or a Beneficiary.

13.6 Effect of CESP. The CESP shall not constitute a contract of employment for any definite term and shall not affect or impair the right of the Company or any Affiliate to terminate the employment of any employee at any time.

13.7 Legal Competency. The Committee may, in its discretion, make payment either directly to an incompetent or disabled person (whether because of minority or mental or physical disability), or to the guardian of such person, or to the person having custody of such person, without further liability on the part of the Company, the Committee, or any person, for the amounts of such payment to the person on whose account such payment is made.

13.8 Compliance with Code Section 409A. The CESP is intended to comply with the requirements of Code Section 409A and regulations and other guidance thereunder. The Committee shall interpret the CESP provisions in a manner consistent with the requirements of Code Section 409A and regulations and other guidance thereunder.

13.9 Legal Action. A Participant, Beneficiary, and/or his or her designated representative (referred to as the “Claimant”) must fully exhaust the Plan’s claim and appeal procedures, as set forth by the Committee, before filing any lawsuit or court proceeding against the Plan or any fiduciaries thereof (referred to as “Legal Action”). Any such Legal Action brought by a Claimant must be (i) filed and date stamped by no later than the second anniversary of the Plan’s final denial of the underlying claim on appeal, and (ii) filed in the United States District Court for the Northern District of Georgia, Atlanta Division.

IN WITNESS WHEREOF, the Plan Sponsor caused the CESP to be adopted by its duly authorized officer effective as of the date indicated herein.

COX ENTERPRISES, INC.

By:	/s/ Charles N. Bowen

Title:	Asst. Secretary

December 22, 2011

GRANDFATHERED CESP — BENEFIT SCHEDULE

1.	Applicability.

The provisions of this Grandfathered CESP Benefit Schedule apply to each CESP Participant who first became eligible to participate in the CESP prior to January 1, 2010 and who was designated in writing by the Committee as a Grandfathered Participant. The rules set forth in this Grandfathered CESP Benefit Schedule control (a) the calculation of the CESP Normal and Early Retirement Benefit for a Grandfathered CESP Participant, and (b) the normal form of benefit payment; and supersede any inconsistent terms of the CESP. Except as otherwise provided herein, all remaining terms of the CESP shall apply to a Grandfathered CESP Participant.

2.	Normal Retirement Provisions.

The Normal Retirement Benefit of a Grandfathered CESP Participant for Section 2.2(a)(A) of the CESP shall be calculated as follows: The product of (i) two and one-half percent (2 1/2%) of his or her Average Compensation and (ii) his or her total number of years of Benefit Service not in excess of twenty (20) years; so the benefit shall not exceed fifty percent (50%) of his or her Average Compensation.

3.	Early Retirement Provisions.

The Early Retirement Benefit of a Grandfathered CESP Participant for Section 3.2 of the CESP shall be calculated by applying the reduction to the period of time from the date the benefit commences to: the earlier of the date the Participant would have (i) attained age sixty (60) and completed twenty (20) or more years of Vesting Service or attained age sixty-five (65).

4.	Form of Benefit Payment for Certain Grandfathered CESP Participants.

The normal form of benefit payment for purposes of Section 2.1 (Normal Retirement Benefit) and Section 3.1 (Early Retirement Benefit) shall be monthly benefit payments to the Participant commencing on the Participant’s Normal Retirement Date or Early Retirement Date (as applicable) and continuing as of the first day of each month thereafter during his or her lifetime, but for not less than 120 months. For purposes of Section 8.1, if a Grandfathered CESP Participant fails to make a timely request, or if the Committee does not approve a request regarding the form of payment, his or her benefit shall be paid in the form of a single life annuity with 120 months guaranteed payments (as described in Section 8.1(b)).

CESP I — BENEFIT SCHEDULE

1.	Applicability.

The provisions of this CESP I Benefit Schedule apply to each CESP Participant who first became eligible to participate in the CESP prior to January 1, 2010 and who was not designated in writing by the Committee as eligible for any other Benefit Schedule. The rules set forth in this CESP I Benefit Schedule control the calculation of the CESP Normal and Early Retirement Benefit for a CESP I Participant and supersede any inconsistent terms of the CESP. Except as otherwise provided herein, all remaining terms of the CESP shall apply to a CESP I Participant.

2.	Normal Retirement Provisions.

The Normal Retirement Benefit of a CESP I Participant for Section 2.2(a)(A) of the CESP shall be calculated as follows: The product of (i) two and one-half percent (2 1/2%) of his or her Average Compensation and (ii) his or her total number of years of Benefit Service not in excess of twenty (20) years; so the benefit shall not exceed fifty percent (50%) of his or her Average Compensation.

3.	Early Retirement Provisions.

The Early Retirement Benefit of a CESP I Participant for Section 3.2 of the CESP shall be calculated by applying the reduction to the period of time from the date the benefit commences to: the earlier of the date the Participant would have (i) attained age sixty (60) and completed twenty (20) or more years of Vesting Service, or (ii) attained age sixty-five (65).

PILOTS CESP — BENEFIT SCHEDULE

1.	Applicability.

The provisions of this Pilots CESP Benefit Schedule apply to certain Pilots of the Company. The rules set forth in this CESP Pilots Benefit Schedule control the calculation of the CESP benefit for a Pilot Participant and supersede any inconsistent terms of the CESP.

2.	Retirement Provisions.

If an Employee (i) is employed as a pilot on or after January 1, 2007 and has executed a voluntary retirement agreement with his or her employer, (ii) becomes eligible to participate in the CESP on or after January 1, 2007, and (iii) Separates from Service during the year in which he or she attains age sixty (60), then he or she shall be deemed a Participant in the CESP solely for the purpose of the following benefit. Following his or her Separation from Service, he or she shall be entitled to receive a monthly retirement benefit from the CESP (subject to Article 7) calculated (i) under the Pension Plan as if he or she were credited with five (5) additional Years of Benefit Service, and (ii) without application of the Early Retirement reduction factors under the Pension Plan or CESP. Such monthly retirement benefit shall commence on a date of the Company’s choice, as soon as practicable after the date the Participant has Separated from Service, and in no event later than the later of December 31 of the calendar year in which occurs the Participant’s Separation from Service or the 15th day of the third month following the Participant’s Separation from Service.

3.	Disability Provisions.

If an Employee (i) is employed as a pilot on or after January 1, 2011 and has executed a voluntary retirement agreement with his or her Employer, (ii) would be a Disabled Participant if he or she otherwise was a Participant in the Plan, and (iii) either returns to active service as soon as he or she no longer would be deemed a Disabled Participant (and thereafter completes a year of Vesting Service), or dies or attains age sixty (60) while considered a Disabled Participant (or after returning to active service from disability but prior to completing a year of Vesting Service following a return from disability), then he or she shall be entitled to receive a monthly retirement benefit from the CESP (subject to Article 7) calculated under the Pension Plan using the Years of Benefit Service during such period of disability (that is, calculated without regard to the limitation in the Pension Plan that the Years of Benefit Service imputed for a period of disability shall not exceed the total number of Years of Benefit Service credited under the Pension Plan as of the date he or she became a Disabled Participant).

4.	Other Benefits.

A Pilot who is eligible for benefits pursuant to this Benefit Schedule shall not be deemed to be a Participant for any other purpose under the CESP. For example, a Pilot shall not be eligible for any (i) retirement benefit under Article 2 or 3, (ii) disability benefit under Article 4, including the disability income benefit under Section 4.1 (ii) death benefit under Article 5, or (iv) vested benefit under Article 6.

15-YEAR CESP — BENEFIT SCHEDULE

1.	Applicability.

The provisions of this 15-Year CESP Benefit Schedule apply to each CESP Participant who (a) first became eligible to participate in the CESP prior to January 1, 2010 (and otherwise would be a “CESP I Participant”), and (b) was designated in writing by the Committee as a “15-Year Participant”. The rules set forth in this Benefit Schedule control the calculation of the CESP Early Retirement Benefit for a 15-Year Participant and supersede any inconsistent terms of the CESP. Except as otherwise provided herein, all remaining terms of the CESP shall apply to a 15-Year CESP Participant.

2.	Special Early Retirement Provisions.

The Early Retirement Benefit of a 15-Year Participant who has attained age fifty-five (55) and completed 15 or more years of Vesting Service shall be calculated in accordance with Section 3.2 of the CESP modified by the following:

(a) The Early Retirement Benefit shall equal fifty percent (50%) of his or her Average Compensation, determined as of the last date of his or her employment with the Company.

(b) There shall be no reduction in the Early Retirement benefit

For purposes of clarification, if a 15-Year Participant has not completed 15 years of Vesting Service prior to his or her Early Retirement, then this Benefit Schedule shall not apply to the 15-Year Participant, and his or her Early Retirement Benefit shall be reduced in accordance with the terms of Section 3.2 of the CESP, applying the CESP I Benefit Schedule (i.e., based on the period of time from the date the benefit commences to the date he or she would have attained age 60 and completed 20 years of Vesting Service, but not beyond the date he or she would attain age 65).

PROSPECTIVE SERVICE CESP — BENEFIT SCHEDULE

1.	Applicability.

The provisions of this Prospective Service CESP Benefit Schedule apply to each CESP Participant who (a) has an accrued benefit under the Cox Supplemental Retirement Plan (the “SRP”) when he or she first becomes eligible to participate in CESP, and (b) is designated in writing by the Committee as a “Prospective Service Participant” (hereinafter referred to as “PSP”). The rules set forth in this Benefit Schedule control the calculation of the CESP benefit for a PSP and supersede any inconsistent terms of the CESP. Except as otherwise provided herein, all remaining terms of the CESP shall apply to a PSP.

2.	Special CESP Benefit Calculation.

A PSP’s benefit, prior to application of the non-duplication of benefits provisions of Article 7, shall be calculated using solely his or her CESP Benefit Service. For these purposes: “CESP Benefit Service” shall mean all years of Benefit Service credited to the Participant under the CESP for service beginning on the date he or she became eligible to participate in CESP and ending on the date he or she terminates employment with the Company (subject to the rules for calculating Benefit Service), provided he or she is a Participant in CESP throughout such period. In no event, shall (i) a PSP receive years of Benefit Service credit under the CESP for any period for which he or she also receives years of Benefit Service credit under the SRP, or (ii) CESP Benefit Service exceed (a) 20 years (for “CESP I Participants”), or (b) for Participants first eligible to participate in CESP beginning on or after January 1, 2011, 25 years (for “CESP II Participants”).

3.	Special Combined PSP Benefit.

The aggregate benefit a PSP receives from the CESP and SRP shall be calculated and limited as follows: the PSP’s Combined Benefit from the CESP and SRP shall be reduced by the total monthly benefit payable to the PSP under the Pension Plan. For these purposes “Combined Benefit” shall mean the sum of (i) the PSP’s monthly CESP benefit (calculated in accordance with the terms of the CESP including Section 2 of this Benefit Schedule) and (ii) the PSP’s monthly benefit under the SRP (calculated in accordance with the terms of the SRP including the applicable Benefit Schedule to the SRP). No benefit shall be payable to a PSP under the CESP or SRP unless his or her Combined Benefit exceeds the total monthly benefit payable to such PSP under the Pension Plan.

4.	No Duplication of Benefit.

In no event shall the CESP benefit payable to a PSP duplicate the benefits payable to such PSP under the SRP or the Pension Plan.

CESP 2.0 — BENEFIT SCHEDULE

1.	Applicability.

The provisions of this CESP 2.0 Benefit Schedule apply to each CESP Participant who first became eligible to participate in the CESP after December 31, 2009 and who was not designated in writing by the Committee as eligible for any other Benefit Schedule. The rules set forth in this CESP 2.0 Benefit Schedule control the calculation of the CESP Normal and Early Retirement Benefit for a CESP 2.0 Participant and supersede any inconsistent terms of the CESP. Except as otherwise provided herein, all remaining terms of the CESP shall apply to a CESP 2.0 Participant.

2.	Normal Retirement Provisions.

The Normal Retirement Benefit of a CESP 2.0 Participant for Section 2.2(a)(A) of the CESP shall be calculated as follows: The product of (i) two percent (2%) of his or her Average Compensation and (ii) his or her total number of years of Benefit Service, not in excess of twenty-five (25); so the benefit shall not exceed fifty percent (50%) of his or her Average Compensation.

3.	Early Retirement Provisions.

The Early Retirement Benefit of a CESP 2.0 Participant for Section 3.2 of the CESP shall be calculated by applying the reduction to the period of time from the date the benefit commences to: the earlier of the date the Participant would have (i) attained age sixty (60) and completed thirty (30) years of Vesting Service, or (ii) attained age sixty-two (62) and completed ten (10) years of Vesting Service, or (iii) attained age sixty-five (65).

CEI 2011 VRP — BENEFIT SCHEDULE

1.	Applicability.

The provisions of this CEI 2011 VRP Benefit Schedule apply to the two CESP Participants who (i) were eligible for the CESP I Benefit Schedule as of August 15, 2011, (ii) would have been eligible to participate in the 2011 CEI Voluntary Retirement Program, as described in Section 16.29 of the Pension Plan (the “VRP”), but were not identified in Appendix III to the Pension Plan, and (iii) otherwise met the requirements to be a “VRP Participant” under Section 16.29 of the Pension Plan. The rules set forth in this CEI 2011 VRP Benefit Schedule control the calculation of the CESP Normal and Early Retirement Benefit for a CEI 2011 VRP Participant and supersede any inconsistent terms of the CESP. Except as otherwise provided herein, all remaining terms of the CESP shall apply to a CEI 2011 VRP Participant.

2.	Retirement Provisions.

A CEI 2011 VRP Participant’s benefit under the CESP shall be calculated in accordance with the CESP I Benefit Schedule, as if he or she was a VRP Participant in the Pension Plan.

3.	Early Commencement of Benefits.

If a CEI 2011 VRP Participant has not attained age 55 by January 1, 2012, then the amount of the monthly benefit payable under the CESP from January 2012 until the first day of the month coincident with, or next following, the Participant’s 55th birthday, shall be determined such that: if the Participant (i) elected to begin his or her monthly benefit under the Pension Plan as of the first day of the month coincident with, or next following, the Participant’s 55th birthday, and (ii) elected to receive his or her monthly Pension Plan benefit in the same form of payment as the benefit under this CESP will be paid (determined in accordance with Section 8.1), then the Participant would receive (in the aggregate, between this CESP and the Pension Plan) a level monthly benefit for the rest of his or her life. The amount of the benefit calculated under the preceding sentence shall not be affected, in any way, by a Participant’s actual election regarding either (1) the timing of when to receive the Pension Plan benefit or (2) the form of payment in which the Pension Plan benefit will be received.